Exhibit 99.3

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six-Month Periods Ended June 30,
(in thousands)	2014	2013
Cash flows from operating activities
Net loss	$(38,022)	$(41,575)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	2,311	2,897
Amortization of debt discount and financing costs	375	248
Stock-based compensation	4,492	5,190
Other	156	(73)
Changes in assets and liabilities
Accounts receivable	(1,509)	(1,282)
Inventory	610	(293)
Prepaid expenses and other assets	7	1,229
Accounts payable	3,662	(384)
Accrued expenses	459	699
Deferred service revenue	1,582	(97)
Deferred contractual revenue	(3,392)	—
Other liabilities	(607)	(541)
Net cash used in operating activities	(29,876)	(33,982)
Cash flows from investing activities
Purchase of property and equipment	(942)	(577)
Purchase of investments	(66,876)	(111,524)
Maturities of investments	76,195	99,373
Net cash provided by (used in) investing activities	8,377	(12,728)
Cash flows from financing activities
Proceeds from issuance of common stock from equity plans	2,691	1,283
Proceeds from issuance of common stock from at-the-market equity offering, net of issuance costs	20,646	19,954
Proceeds from issuance of Facility Agreement, net of issuance costs	—	19,766
Net cash provided by financing activities	23,337	41,003
Net increase (decrease) in cash and cash equivalents	1,838	(5,707)
Cash and cash equivalents at beginning of period	26,362	46,540
Cash and cash equivalents at end of period	$28,200	$40,833